Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 33-99096, 333-35122, 333-81916 and 333-166471 of Indiana Community Bancorp on Form S-8 and in Registration Statement No. 333-156967 of Indiana Community Bancorp on Form S-3 of our report, dated March 11, 2011 on our audits of the consolidated financial statements of Indiana Community Bancorp as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, which report is incorporated by reference in Indiana Community Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Indianapolis, Indiana
March 11, 2011